Exhibit 99.1

Allied Nevada Announces Director Resignation

December 20, 2007

December 20, 2007 Reno, Nevada—Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) announces the resignation of A. Murray Sinclair from Allied Nevada’s Board of Directors. Mr. Sinclair has resigned to assist Quest Capital Corp. of Vancouver, British Columbia, where he serves as Managing Director, in its conversion into a Mortgage Investment Corporation. In connection with this conversion, Mr. Sinclair will be appointed Co-Chairman at Quest Capital Corp.

“I would like to thank Mr. Sinclair for his valuable contribution and insight during the start-up of Allied Nevada Gold Corp. Mr. Sinclair’s vast business experience has helped us to create a solid foundation from which to grow the Company, and I wish him further success in his future business activities,” said Scott Caldwell, President and CEO of Allied Nevada.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada website at www.alliednevada.com